Exhibit 10.71

March 19, 2013

NNJCA Capital, LLC

100 First Street – Suite 301

Hackensack, New Jersey 07601

Attention: Dr. Andrew Pecora

Re:	Amended and Restated Credit Agreement with Cancer Genetics, Inc.

Dear Dr. Pecora:

This letter agreement will memorialize your agreement with respect to that certain Amended and Restated Credit Agreement, dated as of February 13, 2012 (the “Credit Agreement”), by and among Cancer Genetics, Inc., a Delaware corporation (the “Company”), John Pappajohn, Pecora and Company and NNJCA Capital, LLC (the “Lenders”), and the Promissory Note issued pursuant to the Credit Agreement in the principal amount of $1,500,000 (the “Note”). The promises set forth in this letter agreement are made to induce us and our underwriters to proceed with the Company’s initial public offering, which is also beneficial to you.

You hereby irrevocably agree to extend the maturity date under the Credit Agreement and the Note to August 15, 2013. Other than as specifically set forth in this letter agreement, all other terms of the Credit Agreement and the Note are and will remain unchanged and in full force and effect.

Very truly yours,

Cancer Genetics, Inc.

By:	/s/ Panna L. Sharma

Panna L. Sharma

President and CEO

Agreed to and Accepted by:

NNJCA CAPITAL, LLC

By:	/s/ Andrew Pecora

Name:	Andrew Pecora

Title:	Manager (President)